Agreement Between Investcol Limited. and Colombia Goldfields Limited

This agreement effective September 22, 2005 sets forth the terms and conditions under which Investcol Limited (the "Contractor"), a Belize company, will provide to Colombia Goldfields, Ltd. ("Colombia Goldfields"), services for project management of the Caramanta Project in Department of Antioquia, Colombia (identified on Exhibit "1").

1.	Responsibilities and duties to be performed by the Contractor are as follows:

(a) Contractor will manage the operation of the Caramanta project according to an approved three year budget (see attached Exhibit "2"). During the term of this Agreement, two month detailed budgets will be prepared and presented to Colombia Goldfields for approval, at least 10 days prior to each two month period. Contractor's objective is to conduct an intensive exploration program for the Caramanta district north of Marmato (the "Caramanta Project"). Project management will include supervision of all personnel, including field geologists and drilling companies.

(b) Contractor will be responsible that the exploration operations comply, in all material ways, with all governmental rules and regulations.

(c) Contractor will be responsible for the operational management, as it applies to the exploration programs, functioning properly. This includes preparation of monthly budgets, purchase programming and human resources. Contractor will provide monthly reports detailing use of funds for the exploration program on the Caramanta Project.

(d) The Contractor will provide written notice to Colombia Goldfields when third party consultants or contractors are engaged for operations and will provide copies to Colombia Goldfields of all executed agreements with such consultants or contractors.

(e) Contractor will, no later than September 30, 2005, enter into an agreement with Cia Servicios y Logisticos Ltda. (the "Owner"), to provide local labor and logistics for the Caramanta Project and shall provide a copy of such agreement to Colombia Goldfields.

(f) Contractor will provide the services of Ian Park who will be available at reasonable times upon reasonable notice to coordinate exploration activities on the Caramanta Project.

2.	Payment by Colombia Goldfields for services to be performed by Contractor and its agents, representatives and designees, shall be made as follows:

(a) Five hundred thousand dollars ($500,000) at Closing, of which two hundred thousand dollars ($200,000) has been paid;

(b) up to seven hundred fifty thousand dollars ($750,000) during the 12 month period of this Agreement commencing June 25, 2006, and on the earlier of June 26, 2006, or commencement of the second exploration phase one million shares of its common stock restricted as to transfer in accordance with applicable securities laws but subject to the same piggy-back registration rights contained in Section 5 of the Assignment Agreement effective August 31, 2005; and

(c) up to one million seven hundred and forty thousand dollars ($1,740,000) during the 12 month period of this Agreement, commencing June 25, 2007. and

(d) a monthly office fee of $7,500 through July 31, 2006.

Colombia Goldfields may, in its sole and absolute discretion, accelerate payments under 2(a), (b) and (c) above. All payments made by Colombia Goldfields to Contractor hereunder shall be certified in writing (at least quarterly) by Contractor to the Owner as having been made, with a copy of such written certification delivered to Colombia Goldfields.

Payment made by Colombia Goldfields hereunder shall be for those items set forth on Exhibit "2", which includes the Contractor fee. With respect to purchases of drilling core and other tangible equipment, title ownership shall belong to Colombia Goldfields and Contractor shall ensure that all such tangible equipment is owned by Colombia Goldfields.

3.
This Agreement can be terminated by Colombia Goldfields in the event Contractor fails to carry out its responsibilities and duties hereunder and Colombia Goldfields provides at least ten days written notice specifying the reason(s) for such termination and Contractor fails to cure or remedy such breach or violation within such ten day period. Upon such termination, Colombia Goldfields shall have no further liability for payment hereunder.

4.
Contractor shall indemnify, hold harmless, protect and defend Colombia Goldfields from and against any and all liabilities, claims, losses and expenses (i) incurred by Colombia Goldfields arising out of, relating to, or based upon any failure of Contractor to perform its duties and responsibilities, or (ii) incurred by Colombia Goldfields in defense of any claim brought by a third party with respect to activities performed (or not performed) by Contractor hereunder.

5.	This Agreement may not be assigned by Contractor without the prior written consent of Colombia Goldfields, which consent can be withheld by Colombia Goldfields in its sole and absolute discretion.

6.
Any waiver, alteration or modification of any of the provisions of this Agreement, or cancellation or replacement of the same, shall not be valid unless made in writing and signed by the parties hereto.

7.
The validity of this Agreement or any of its terms, covenants an conditions, as well as the rights and duties of the parties hereunder, shall be interpreted and construed pursuant to and in accordance with the laws of the State of Nevada. Contractor agrees that nay controversy or dispute concerning this Agreement will be determined by a United States District Court in Nevada, and Contractor hereby agrees to submit to the jurisdiction of such court.

8.
All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally; (ii) if transmitted by facsimile when confirmation of delivery is received or (iii) if sent by registered or certified mail return receipt requested, or by private courier when received, and shall be addressed as follows:

If to Contractor:        Investcol Limited
1 Mapp Street, Belize
Attention: Tom Lough
Facsimile: 416-365-1828

If to Colombia Goldfields:       610-375 Water Street, Vancouver, BC
  Attention: Dan Hunter
  Facsimile: 604-801-5575

9.
This Agreement contains the entire understanding of the parties with respect to the subject matter set forth herein, superseding any and all prior agreements, written or oral, between the parties regarding the same subject matter.

10.	This Agreement is valid for three years from the date hereof.

INVESTCOL LIMITED   COLOMBIA GOLDFIELDS LIMITED

/s/ T.W. Lough    /s/   Dan Hunter
T.W. Lough        Dan Hunter
Legal Representative      President